Exhibit 10.8

Summary of Stock Options Plans

Stock-options (options de souscription et/ou d’achat d’actions or OSA) are granted for free and entitle each holder to subscribe for new ordinary shares of our Company at an exercise price set at the time of grant.

We currently have two stock option plans: the 2019 Stock Option Plan (‘‘2019 Plan’’), which was adopted by our executive board on March 11, 2020 and was approved by our shareholders on April 28, 2020, and the LLY 2019 Stock Option Plan (the ‘‘LLY 2019 Plan’’), which was adopted by our executive board on October 24, 2019 and was approved by our shareholders on April 28, 2020. All of the stock options that could have been granted under the LLY 2019 Plan have already been granted. Our executive board has also previously adopted the 2018 Stock Plan, the 2017 Stock Option Plan and the 2016 Stock Option Plan (collectively, the ‘‘Former Plans’’ and together with the 2019 Plan and the LLY 2019 Plan, the ‘‘Stock Option Plans’’).

Administration. Our executive board has the authority to administer and interpret the Stock Option Plans. Subject to the terms and conditions of the Stock Option Plans and pursuant to delegations granted at our general meeting of the shareholders, our executive board, upon recommendation of the compensation committee and with the approval of the supervisory board, determines the recipients, grant dates, exercise prices, number of ordinary shares underlying the stock options and the terms and conditions of the stock options, including their periods of exercisability and their vesting schedules. Our executive board is not required to grant stock options with vesting and exercise terms that are the same for every participant.

Our executive board has the authority to amend and modify stock options outstanding under our Stock Option Plans, including the authority to extend the post-termination exercise period of the options, subject to the written consent of the optionees holding such options, if such amendments or modifications impair the rights of the optionees.

Grants. Stock options may be granted to any individual employed by us or our subsidiaries. Stock options may also be granted to the members of our executive board. Stock options may not be granted to holders of 10% or more of our share capital. Under French law, the maximum number of shares issuable upon the exercise of outstanding stock options may not exceed one-third of the outstanding share capital on a non-diluted basis as of the grant date. A total of 1,037,722 stock options have been granted and accepted by the beneficiaries under five plans in 2016, 2017, 2018 and 2019, with different terms and conditions as set out below.

In accordance with French Law, our supervisory board decided that the members of our executive board will have to keep 10% of the shares subscribed upon exercise of the stock options until the termination of their term of office.

Stock options are not transferable (except by succession) and may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner, other than by will or by laws of descent or distribution and may be exercised, during the lifetime of the optionee, only by the optionee.

Underlying shares. The securities to which our stock options give rights are new ordinary shares of our Company. Each stock option gives right to one new ordinary share. The number of ordinary shares to which each stock option gives right can be adjusted, upwards or downwards, as a result of certain corporate transactions, such as rights issues.

Standard terms. The term of each employee stock option is 10 years from the date of grant or, in the event of death or disability of the optionee during such 10-year period, six months from the date of such death or disability.

Employee stock options. The Stock Option Plans provide for the grant of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), and non-statutory stock options. These employee stock options are granted pursuant to employee stock option agreements adopted by the executive board. The executive board determines the exercise price for an employee stock option, within the terms and conditions of the applicable stock option plan, provided that the exercise price of an employee stock option generally cannot be less than the per share fair market value of our ordinary shares on the grant date.

Unless a longer period is specified in the notice of grant or otherwise resolved by our executive board, an employee stock option shall remain exercisable, to the extent vested, for six months following an optionee’s termination from continuous employment with us. In the case of an “Incentive Stock Option” (as such term is defined in the relevant Stock Option Plan), such period cannot exceed three months following an optionee’s termination from continuous employment.

By way of exception, the stock options granted under the LLY 2019 Plan are not subject to any continuous employment condition nor will they lapse in the event of death or disability of the optionee during the exercise period and six months after the death or disability of the optionee.

Change in control. Pursuant to the Stock Option Plans, in the event of a merger into another corporation or the sale by one or several shareholders, acting alone or in concert, of our Company to one or several third parties of a number of shares resulting in a change of control (a “Liquidity Event”), an optionee’s right to exercise his or her employee stock options governed by any such plans will be accelerated so that the optionee may exercise all vested and unvested employee stock options immediately prior to the completion of the change of control. Any employee stock option that is not exercised for any reason on or prior to the completion of the change of control will automatically lapse.

The terms and conditions of our stock options in respect of each of our plans are as follows:

	Starting date for the exercise of the stock-options	Stock-options expiry date	Exercise price per stock-options
OSA 2016-1(1)	February 2, 2016	February 2, 2026	€13.05
OSA 2016-2(2)	November 3, 2016	November 3, 2026	€14.26
OSA 2017 Ordinary(3)	January 7, 2017	January 7, 2027	€14.97
OSA 2018(4)	March 6, 2018	March 6, 2028	€12.87
OSA 2019-1(5)	March 29, 2019	March 29, 2029	€11.08
OSA LLY 2020(6)	October 24, 2019	October 24, 2029	€6.41
OSA2020(7)	March 11, 2021	March 11, 2030	€6.25

(1)	The OSA2016-1 are divided into 12,000 OSA2016-1 Ordinary and 6,400 OSA2016-1 Performance.

All of the OSA2016-1 Ordinary may be exercised.
The OSA2016-1 Performance may be exercised as from their date of grant, subject to the achievement of the following targets:
o	up to 15% of the OSA may be exercised if the number of patients under treatment is at least equal to 200,
o	an additional 15% of the OSA may be exercised if the number of patients under treatment is at least equal to 300,
o	an additional 30% of the OSA may be exercised if the number of patients under treatment is at least equal to 400, and
o	the balance, i.e. 40% of the OSA, may be exercised if the number of patients under treatment is at least equal to 500. As of May 1, 2020, 30% of the OSA2016-1 Performance, i.e. 120, may be exercised
(2)          All of the OSA2016-2 may be exercised.
(3)          All of the OSA2017 Ordinary may be exercised.
(4)	The OSA2018 are divided into are divided into 12,000 ordinary shares granted to employees and 50,000 granted to the Chief Operating Officer (“COO”).
The OSA2018 may be exercised by the Company’s employees (other than the COO) as follows, provided that the options subscriber is still an employee of the Company during the corresponding period:
o	up to one third of the OSA as from March 7, 2019;
o	an additional third of the OSA as from March 7, 2020 and
o	the balance, i.e. one third of the OSA, as from March 8, 2021.
The OSA2018 may be exercised by the COO as follows, provided that the options subscriber is still an employee of the Company during the corresponding period:
o	up to two third of the OSA as from March 7, 2019; and
o	the balance, i.e. one third of the OSA, as from March 7, 2020.
(5)	The OSA2019-1 may be exercised as follows, provided that each holder remains in the Company during the corresponding reference period:
o	up to two third of the OSA as from March 30, 2021; and
o	the balance, i.e. one third of the OSA, as from March 30, 2022.
(6)          The OSA2019 LLY may be exercised as follows:
o	10% of the options can be exercised as soon as the market share price of the Company on the regulated market of Euronext in Paris reaches €24;
o	an additional 10% of the options can be exercised as soon as the market share price of the Company on Euronext in Paris reaches €30;
o	an additional 40% of the options can be exercised as soon as the market share price of the Company on Euronext in Paris reaches €40; and
o	an additional 40% of the options can be exercised as soon as the market share price of the Company on Euronext in Paris reaches €60.
(7)          The OSA2020 may be exercised as follows:
o	up to one-third of the OSA2020 as from March 11, 2021;
o	an additional one-third of the OSA2020 as from March 11, 2022, and
o	the balance, i.e., one-third of the OSA2020, as from March 11, 2023, subject to, for each increment, a continued service condition.
The exercise of the OSA2020 granted to members of the executive board and one of our employees is also subject to the achievement of positive results in the 1100 study in 2020